                                  EXHIBIT 2.1

                      AGREEMENT AND PLAN OF REORGANIZATION


         THIS AGREEMENT AND PLAN OF REORGANIZATION (this "Agreement") is entered into as of this _____ day of December, 1995, by and among CD-SOFT PRESS CORPORATION, a California corporation ("Purchaser"), HIGH TEXT PUBLICATIONS, INC., a California corporation ("Seller") and CAROL LEWIS, an individual, JACK LEWIS, an individual and HARRY HELMS, an individual (collectively the "Shareholders"), with reference to the following facts:


                                    RECITALS

         A. The Seller is in the business of developing, marketing and distributing educational multimedia software and CD-ROM programs. The Seller's offices are located at 125 No. Acacia Avenue, Suite 110, Solana Beach, California 92075.

         B. Purchaser is a wholly-owned subsidiary of Hariston Corporation ("Hariston"). Purchaser and its affiliates are also in the business of developing, marketing and distributing educational multimedia software and CD-ROM programs. Purchaser's offices are located at 611 Anton Boulevard, Suite 1270, Costa Mesa, California 92626.

         C. The parties hereto desire that Purchaser acquire all of the tangible and intangible assets of the Seller, including the assets of Seller's multimedia operations and of its book publishing operations, and assume certain liabilities, all as described in Section 1 herein, in consideration of the payment of the "Purchase Price," as such term is defined herein, and in consideration of Purchaser's other agreements in this Agreement. The Shareholders currently own all of the issued and outstanding capital stock of the Seller, and will be materially benefitted by this transaction.

         D. The parties intend that the transactions contemplated hereby constitute a Plan of Reorganization as described in Section 368(a)(1)(C) of the Internal Revenue Code of 1986, as amended.


                                   AGREEMENTS

         NOW, THEREFORE, in consideration of the foregoing Recitals, and of the representations, warranties and agreements of the parties contained herein, the parties hereto do hereby agree as follows:





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1.       Asset Purchase.

         (a) Purchase and Sale of Assets. Seller hereby agrees to sell, transfer and assign to Purchaser, and Purchaser hereby agrees to acquire from Seller, on the terms and conditions set forth herein, all of the assets, properties and business of the Seller (all of which are collectively referred to herein as the "Assets") consisting of the following:

                 (i) Products. All right, title and interest in and to all proprietary, technology, legal and other rights in all multimedia software and CD-Rom software and programs, and all books and other publications, including without limitation all of such programs, software and books described in Exhibit 1 hereto, together with all work-in-process for uncompleted programs and publications, and all copyrights, patents, trademarks, trade secrets and other proprietary rights relating thereto.

                 (ii) Contract Rights. All contract rights under the contracts identified in Exhibit 1.1.2 hereto.

                 (iii) Licenses. All of the Seller's rights in and to the "Licenses," as defined in Section 3.3.4 hereof and as further identified in Exhibit 3.3.4, other than those Licenses which are specifically identified in such Exhibit as not being transferable.

                 (iv) Furniture and Equipment. All of the furniture, equipment, computers and associated peripheral equipment owned by the Seller, as identified in Exhibit 1.

                 (v) Inventory. The Seller's entire inventory of books, raw materials, components, manuals, and finished goods relating to the Products, wherever located, as of the "Closing Date" (as defined in Section 2.2), all as identified on Exhibit 1.

                 (vi) Cash and Accounts Receivable. All of the Seller's cash and all accounts receivable from any party, as such accounts receivable exist at the Closing Date (the "Current Assets"), including, without limitation, those specifically identified on
         Exhibit 3.3.2.

                 (vii) Databases. The Seller's databases of customers, distributors and suppliers.

                 (viii) Records. All records (copies and/or originals where necessary) of the Seller (other than the Seller's corporate records) relating to the ownership, development, design, sale and/or distribution of the Products, including property records, service records, contract records and accounting records, subject to the Seller's reasonable continuing access, as required.





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         The Assets are more fully specified on Exhibit 1 hereto.
Notwithstanding anything in this Section 1.1 to the contrary, there shall be excluded from the assets, properties, rights and business to be transferred to the Purchaser the assets of the Seller listed or described on Exhibit 1.1 hereto (the "Excluded Assets").

         (b) Assumption of Liabilities. The Purchaser shall assume all of the following, but no other, obligations of the Seller:

                 (i) Current Liabilities. Subject to the limitation set forth below, the current liabilities of Seller at the "Closing" (as defined in Section 2.2), consisting of (a) accounts payable; (b) Seller's debt to insiders relating to credit card indebtedness incurred on the Seller's behalf, and Seller's Bank of America line of credit; and (c) taxes payable. Seller covenants that its current assets being transferred to Purchaser hereunder, valued in accordance with generally accepted accounting principles, shall exceed its current liabilities being assumed by Purchaser hereunder, by at least $10,000. Seller covenants that the current liabilities, as of the closing date shall not exceed the amount set forth in Exhibit 1.2.1 hereto ("Current Liabilities").

                 (ii) Other Agreements. All of the Seller's obligations under those agreements identified in Exhibit 1.1.2 hereof (the "Assumed Agreements").

         Except as otherwise expressly provided herein, Purchaser shall not assume or in any way be liable or responsible for any liabilities or obligations of the Seller whatsoever, including, without limitation, any Current Liabilities to the extent they exceed the limitation set forth in
Section 1.2.1 above. Without limiting the generality of the foregoing, Purchaser shall have no liability or responsibility for any tax liabilities arising as a result of or in connection with the transactions contemplated by this Agreement, any pending or threatened litigation, any unknown or undisclosed claims, liabilities or obligations.


2.       Purchase Price and Closing.

         (a)     Purchase Price.

                 (i) Purchase Price. As the purchase price ("Purchase Price") for the Assets, Purchaser shall: (a) assume the Current Liabilities and the Assumed Agreements; (b) with respect to Seller's multimedia operations, deliver to Seller shares of Hariston's Common Stock in the amount set forth in Section 2.1.2 and 2.1.3 below; and
         (c) with respect to Seller's book publishing operations, deliver to Seller the shares of Hariston Common Stock specified in Section 2.1.4 below.





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                 (ii)     Common Stock.  As part of the Purchase Price,
         Purchaser shall deliver to Seller, at the closing, that number of shares of Common Stock of Hariston Corporation as have a value equal to the difference between $500,000 and the actual amount of the Seller's Current Liabilities that are assumed, other than accounts payable or taxes payable. For these purposes, the Common Stock to be issued shall be valued using the average public sale price for the twenty (20) trading days ending three (3) days prior to the closing.

                 (iii) Infinite Drill. In the event a United States patent is issued not later than December 31, 1998 with respect to Seller's "Infinite Drill" feature of its multimedia products, Purchaser shall deliver Common Stock, as additional purchase price, having a market value (calculated as the average public sales price for the twenty day period ending on the date the patent is issued) equal to the difference between $60,000 and the legal and other costs incurred in the patent search and patent application process.

                 (iv)     Book Publishing Operations.

                          (A)     With respect to the book publishing
         operations (which shall be defined as titles currently published or currently under contract to be published, but not any other titles), the consideration to be paid shall consist of Hariston Common Stock, valued at the market value pursuant to a formula as follows: for each of the five consecutive fiscal years commencing with the fiscal year ending December 31, 1996, the Purchaser will deliver to Seller that number of shares equal to the after-tax income for the book publishing operations divided by the market value of a share of Common Stock. Market value of the Common Stock shall be based on the average public sale price for the twenty trading day period ending on December 31 of each fiscal year. After-tax income shall be computed, and the Common Stock shall be delivered, within ninety days of the end of the fiscal year. There is no maximum amount of Common Stock deliverable, but the minimum amount of Common Stock so deliverable (subject to Section 2.1.4(b) below) shall be 4,000 shares per year, or an aggregate of 20,000 shares.

                          (B) In the event that the Purchaser sells the "book publishing operations" (as defined above) in an arm's length transaction prior to December 31, 2000, Purchaser shall not be required to issue any Hariston Common Stock to the Seller calculated with respect to the after tax income of the book publishing operations received in the fiscal year in which the sale occurs, or in any year thereafter. Instead, Purchaser shall in such event issue to the Seller a number of shares of Common Stock equal to: (a) the net after tax value, expressed in dollars, of the consideration received by the Purchaser for such operations (with noncash consideration valued at its fair market value, for such purposes), divided by (b) the per share





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
         market value of the Common Stock (based on the average public sale price of the Common Stock for the twenty trading days ending on the closing of such sale), with the result so obtained multiplied times
         (c) a fraction, having five (5) as its denominator and as its numerator the number of years, rounded to the nearest whole number (but in no event less than one (1)), between the closing date of such sale and December 31, 2000. Notwithstanding the above, the minimum aggregate number of shares of Common Stock that shall be issued to Seller under Sections 2.1.4(a) and 2.1.4(b) shall be 20,000 shares.

                          (C) For purposes of Sections 2.1.4(a) and 2.1.4(b) above, after-tax income shall conclusively be deemed to be equal to 70% of pretax income, and the after tax value of the consideration received upon the purchase of the book publishing operations shall be determined by multiplying the amount of such consideration by 0.7.

                 (v) Allocation of Purchase Price. The Purchase Price shall be allocated among the Assets (including goodwill) and the covenant not to compete set forth in Section 5.3 as set forth in
         Exhibit 2.1.5 hereto, and each of the parties hereto agrees not to take an inconsistent position in any tax returns or other filings with any third party or governmental agency, unless otherwise required by any third party or governmental agency.

         (b) Time and Place. The closing of the transactions contemplated hereby (the "Closing") shall be held at the offices of Rutan & Tucker, 611 Anton Boulevard, Suite 1400, Costa Mesa, California 92626, at 9:00 a.m. on January 12, 1996 (the "Closing Date"). The Closing shall be deemed completed when the parties have delivered the consideration and documents to be delivered by them as specified below.

         (c) Deliveries by Purchaser at the Closing. Purchaser shall, at the Closing, deliver or cause to be delivered to the Seller the following:

                 (i) Purchase Price. Certificates representing the shares to be delivered pursuant to Section 2.1.2 above.

                 (ii) Assumption of Liabilities. Such documents as are necessary to effectuate the assumption by Purchaser of the Assumed Liabilities described in Section 1.2 herein.

                 (iii) Resolutions. Certified copies of the resolutions of Board of Directors of Purchaser approving the transactions contemplated hereby.

                 (iv) Certificate. A certificate of authorized officers of the Purchaser, certifying that the representations and warranties of the Purchaser herein remain true and correct at





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
         the Closing Date and that the Purchaser is in compliance herewith.

         (d) Deliveries by Purchaser after the Closing. After the Closing, Purchaser shall, within the time periods set forth in Section 2.1.3, calculate and deliver the number of shares of Hariston Common Stock deliverable under such Section. In addition, within twenty (20) days following the issuance (if any) of the patent referred to in Section 2.1.4 above, Purchaser shall deliver to Seller the certificates representing the shares of Common Stock which are deliverable under such Section. In the event Seller disputes the number of shares that are deliverable under section 2.1.3, the parties shall meet and use their best efforts to resolve such dispute. In the event they are unable to resolve such dispute, it shall be resolved by final and binding arbitration conducted in Orange County, California before a board of three arbitrators, each party to select one of such arbitrators and the arbitrators so chosen to select the third arbitrator.

         (e) Deliveries by the Seller. The Seller shall, at the Closing, deliver or cause to be delivered to Purchaser:

                 (i) Bill of Sale. A bill of sale, in form and substance satisfactory to Purchaser, transferring title to the Assets to Purchaser.

                 (ii) Other Documents. Such other documents as are necessary to convey to Purchaser legal title to all of the Assets purchased by Purchaser pursuant hereto.

                 (iii) Consents. Copies of all consents received from third parties relating to the transactions contemplated hereby.

                 (iv) Resolutions. A certified copy of the resolutions of the Board of Directors (and shareholders, if necessary) of the Seller, approving the transactions contemplated hereby.

                 (v) Certificate. A certificate of authorized officers of the Seller, certifying that the representations and warranties of the Seller made herein remain true and correct at the Closing Date and that the Seller is in compliance herewith.

                 (vi) Possession. Possession of all of the Assets, together with all files, books, records and computer programs and data files relating to the Assets and the operation of the Seller's business.


3.       Representations and Warranties of the Seller and Shareholders.

         In order to induce Purchaser to enter into and perform its obligations under this Agreement, and subject to the exceptions set





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
forth on the exhibits attached hereto (which exceptions shall be deemed representations and warranties hereunder) the Seller and Shareholders, jointly and severally, hereby make each of the representations and warranties to Purchaser as set forth below:

         (a) Corporate Organization. The Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of California, and is not qualified to do business as a foreign corporation in any jurisdiction, there being no jurisdiction in which the failure so to qualify would have a material adverse effect on the Seller or its business or properties. Since its incorporation, the Seller has not conducted business under any other corporate or fictitious name. The Seller has no subsidiaries, does not own any capital stock of any other corporation, and does not otherwise directly, or indirectly, control any corporation, partnership, business, trust or other entity. All of the outstanding capital stock of the Seller is owned, beneficially and of record, by the Shareholders.

         (b) Corporate Authority. Seller has full corporate power and authority to own its properties and assets, and to carry on its business as presently conducted. Seller has full corporate power and authority to execute, enter into and carry out the provisions of this Agreement. All corporate action on the part of the Seller (including, without limitation, approval by the Board of Directors of the Seller and the Shareholders) necessary for the authorization, execution, delivery and performance of all obligations of the Seller under this Agreement has been taken, all of which actions have been in full compliance with applicable law, and this Agreement constitutes the valid and legally binding obligation of the Seller, enforceable in accordance with its terms, except as such validity, binding nature and enforceability may be affected by applicable bankruptcy, insolvency, reorganization, moratorium, general principles of equity or other laws of general application relating to or affecting enforcement of creditor's rights.

         (c)     Business.

                 (i) Assets. Exhibit 3.3.1 hereto contains a complete and accurate schedule specifying the location of all of the Assets as of the date hereof. The property identified in Exhibit 1 (i.e., the Assets) constitutes all personal property of any nature owned by the Seller and used in the operation of the Seller's business as conducted at this date, except for the Excluded Assets. All tangible personal property of the Seller included in the Assets, with immaterial exceptions, is in good operating condition and repair, ordinary wear and tear excepted. The Seller presently has, and shall deliver to Purchaser at the Closing, good and marketable title to the Assets, free and clear of all liens, claims, security interests or agreements, licenses, leases, encumbrances of any nature whatsoever. The Seller presently is in actual possession of all of the tangible Assets. The Assets being





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
         transferred to Purchaser pursuant to this Agreement include all proprietary rights and technology necessary for the ownership, operation, production, manufacturing, distribution and sale of the Products. All of the licenses for, or other rights to use, any computer software included in the Assets are transferable without the consent of the licensor thereof, except for those licenses for which such consent has been received by Purchaser, or which will be delivered at the Closing. All of such consents are identified in
         Exhibit 3.10hereto. To the knowledge of the Seller and the Shareholders, all of such computer programs perform substantially in compliance with the manufacturer's specifications and representations therefor, and there are no material defects therein.

                 (ii) Receivables. All of the accounts receivable which are included in the Assets (the "Receivables") arose from valid sales in the ordinary course of business. All of such Receivables are identified in Exhibit 3.3.2 hereto. All of the Receivables are valid and enforceable and are collectible at their full amounts within ninety days of the Closing Date. To the knowledge of the Seller and the Shareholders, there are or will be at all relevant times no defenses, counterclaims or set-offs against such Receivables.

                 (iii)    Distribution Channels.  Attached hereto as Exhibit
         3.3.3 is a list of all of the Seller's authorized dealers and distributors in effect as of the date hereof (collectively, the "Distributors"). Such Exhibit accurately describes the terms and conditions of the Seller's distribution contracts or arrangements with the Distributors for the Products. The Seller is not aware, after reasonable investigation of the employees at the Seller, that any of such Distributors intends to reduce materially or terminate, during the 12 month period following the date of this Agreement, the amount of its business with the Seller compared to that conducted during the twelve months ended November 30, 1995. Routine complaints received in the ordinary course of business which do not, by their terms, threaten reduction or termination shall not be deemed to evidence an intent to reduce materially or terminate a Distributor's business conducted with the Seller.

                 (iv) Patents, Trademarks, Permits and Licenses. Set forth on Exhibit 3.3.4 hereto are all material licenses, consents, patents, patent applications, copyrights, trademarks, trademark applications, trade names, franchises, permits, and government authorizations necessary or legally required for, or actually used in, the conduct of the Seller's business (the "Licenses"). The Seller has not received any demand or notification from any governmental agency that the Seller is required to obtain any license, permit, or authorization material to the operation of the Seller's business which it does not presently have. All of the





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
         Licenses are presently valid and subsisting. The consummation of the transactions contemplated herein will not cause the termination, expiration, breach or modification of any License. There are no pending or, to the knowledge of the Seller, threatened claims against the Seller alleging that the conduct of the Seller's business infringes or conflicts with the rights of others under patents, trademarks, copyrights, trade secrets or other proprietary rights.
         The Seller's business as now conducted, including, without limitation, the development, ownership, use, licensing and sale of the Products, does not infringe or conflict with the rights of others under patents, trademarks, copyrights, trade secrets or other proprietary rights.
         The Seller has taken reasonable steps to protect against dissemination any trade secrets or confidential information relating to the Products.

                 (v) Employees. The name, position and present compensation rate of each of the Seller's full-time employees as of the date hereof are identified in Exhibit 3.3.5 hereto. Exhibit 3.3.5 also identifies all of the Seller's employee benefit, compensation or similar plans (including all ERISA plans) and material terms of employment, including vacation, severance policies and any post employment benefit. There are no union organization activities pending or threatened between the Seller and its employees. None of the Seller's employees is represented, for purposes of his or her employment with the Seller, by a union or employee association, and the Seller is not currently negotiating any collective bargaining agreement. The Seller has no knowledge of any claimed violation by its employees of any applicable state or federal equal employment opportunity or other law relating to employment. No existing pension, bonus, profit sharing, stock option or other plan, agreement or arrangement has any unfunded or underfunded liability, nor have any prohibited transactions, reportable events or events of termination occurred concerning such plans, agreements or arrangements. Other than as set forth in Exhibit 3.3.5 hereto, there is not now, and there will not be at the Closing, any outstanding contract of service between the Seller and any of its directors, officers or employees which is not terminable without compensation (including any compensation payable by statute) on 90 days' notice or less.

         (d)     Financial.

                 (i) Financial Statements. Purchaser has received copies of the Seller's balance sheet as of November 30, 1995, and income statements for the [eleven month] period then ended (the "Financial Statements"). The Financial Statements are complete and correct and have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the respective periods, and fairly present the financial condition of the Seller as at the respective dates thereof and the results of operations for the





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
         Seller for the respective periods covered by the statements of income contained therein.

                 (ii) Absence of Changes. Since November 30, 1995, there has not been any material adverse change in the Assets, liabilities, financial condition or operations of the Seller's business or the Assets except for changes in the ordinary course of business which have not been, either in any individual case or in the aggregate, materially adverse;

         (e) Taxes. The Seller has accurately prepared and timely filed all federal, state and local income tax returns and other tax returns which are required to be filed, and has paid, or made provision for the payment of, all taxes which have or may have become due pursuant to said returns or applicable law or pursuant to any assessment which has been levied upon its assets, business or operations. The Seller has not waived or extended any applicable statute of limitations relating to the assessment of federal, state or local taxes and no examinations of the federal, state or local tax returns of the Seller are currently in progress nor, to the best knowledge of the Seller, is any such examination threatened.

         (f) Contracts. Exhibit 3.6 hereto describes all of the Material Contracts. For purposes of this Section 3.6, the term "Material Contract" shall mean every contract, agreement, indenture, deed of trust, lease, license or other instrument, commitment, or obligation, written or oral, absolute or contingent, to which the Seller is a party or by which any of its assets are bound, and which are necessary or helpful (in any material respect) to the operation of the Seller's business or to the development, distribution and sale of the Products. Each of the Seller's Material Contracts is in full force and effect, and the Seller has received no notification of any termination or intent to terminate any of such Material Contracts. The Seller has delivered to Purchaser complete and accurate copies of each of the Material Contracts and none of the Material Contracts has been amended or modified in any material respect, except to the extent that such modifications or amendments are disclosed by the copies delivered to Purchaser or as expressly provided herein. There are no material defaults by the Seller under, and to the knowledge of the Seller no circumstances exist which could result in such default under, any of such Material Contracts. To the knowledge of the Seller, there are no material defaults by any other party under, and no circumstances exist which could result in such default under, any of such Material Contracts.

         (g) No Default. The Seller is not in violation, breach, or default of any term or provision of its Articles of Incorporation or Bylaws, or of any term or provision of any state or federal judgment, decree or order applicable to or binding upon it. The execution, delivery and performance of and compliance with this Agreement by the Seller will not result in any such violation or constitute a default under (or an event which with notice or lapse





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
of time or both would constitute an event of default) or result in the termination, expiration, breach or modification, or accelerate the performance required by, any such term or provision or any term or provision of any Material Contract, or Assumed Agreement, or result in the creation of any mortgage, pledge, lien, encumbrance or charge upon any of the properties or assets of the Seller, which violation, conflict, default, termination, acceleration or creation would have a material adverse effect on the Seller's assets, liabilities, operations or financial position.

         (h) Compliance With Laws. The Seller is in compliance in all material respects with, and has no notice of any violation of, any applicable federal, state or local statute, law, rule, ordinance or regulation affecting the Seller's business, which violation would have a material adverse effect on the Seller's business. In connection with the transactions contemplated hereby, the Seller has complied with or is exempt from all applicable laws including, without limitation, bulk sales laws, under which liabilities of the Seller may be imposed on Purchaser as the buyer of the Seller's assets. As a result of such compliance or exemption, Purchaser will not have or incur any liability thereunder.

         (i) Litigation. No litigation, proceeding, suit, action or controversy is pending or, to the knowledge of the Seller, threatened by or against the Seller before any court or administrative or governmental agency which if adversely determined would have a material adverse effect on the Seller's business, nor, to the knowledge of the Seller, is there any basis for any such material litigation, proceeding or controversy by or against the Seller before any court or administrative or governmental agency.

         (j) Consents. Except as set forth in Exhibit 3.10 hereto, the Seller has obtained all consents, authorizations, approvals, orders, registrations and qualifications from, and have made all filings with, any third party, including, without limitation, all customers, other parties to the Assumed Agreements, and any public, governmental, administrative or regulatory authority, agency or body required on the part of the Seller in connection with the execution, delivery or performance of this Agreement by it. Such consents, authorizations, approvals, orders, registrations, qualifications and filings are identified on Exhibit 3.10.

         (k) Finders. Seller has not employed or engaged any broker, finder or similar intermediary in connection with the transactions contemplated herein, and no such person is entitled, as a result of the Seller's actions, to any fee or commission payable by the Seller based upon the consummation of the transactions contemplated hereby.

         (l) Insurance. The Seller presently carries policies of insurance with financially responsible insurance companies covering its liability to third parties against loss or damage to its properties in such amounts and covering such perils as are reasonable and prudent. The Seller has disclosed all existing insurance policies on Exhibit 3.12 hereto.

         (m) Hazardous Materials. The facilities which are the subject of leases of real property used by the Seller are not and, during the entire term of the Seller's tenancy therein, have not been a site for the use, generation, manufacture, storage, disposal or transportation of any material toxic or hazardous wastes or materials (collectively "Hazardous Materials") under applicable environmental laws, ordinances or regulations. The Seller is in material compliance with, and at all times has complied in all material respects with, all environmental laws, ordinances and regulations, including without limitation, those relating to any Hazardous Materials.

         (n) Investment Matters. Seller and the Shareholders are acquiring the shares of Hariston Corporation to be issued hereunder for investment purposes and not with a view to the distribution thereof. Seller and Shareholders acknowledge that such shares will be "restricted securities," and may not be resold by them unless such sale has been registered under the Securities Act of 1933, as amended, or is exempt therefrom. Seller and the Shareholders acknowledge that they have been provided with all material information requested by them with respect to Hariston Corporation, including, without limitation, its Annual Report on Form 20-F for the fiscal year ended December 31, 1994, Current Report on Form 8-K, and Quarterly Report on Form 10-Q for quarter ended September 30, 1995. Seller and the Shareholders have been advised to obtain, and have obtained, such legal, tax and accounting advise as they deem necessary to protect their interest in connection with the transactions contemplated hereby, and understand that the firm of Rutan & Tucker has solely represented the Purchaser in this transaction.

         (o) Disclosure. No representation or warranty by the Seller or the Shareholders contained in this Agreement nor any other written statement or certificate furnished or to be furnished by the Seller pursuant hereto or in connection with the transactions contemplated hereby, when read together, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained therein or herein not misleading in light of the circumstances under which they were made.


4.       Representations and Warranties of Purchaser.

         In order to induce the Seller and the Shareholders to enter into and perform their obligations under this Agreement, and subject to the exceptions set forth herein (which exceptions shall be deemed representations and warranties hereunder) Purchaser hereby represents, warrants and covenants to the Seller as set forth below.

         (a) Corporate Organization. Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of Canada.

         (b) Corporate Authority. Purchaser has full corporate power and authority to own its properties and assets, to carry on its business as presently conducted and to enter into and carry out the provisions of this Agreement. All corporate action on the part of Purchaser and its officers, directors and shareholders necessary for the authorization, execution, delivery and performance of all obligations of Purchaser under this Agreement has been taken and this Agreement constitutes the valid and legally binding obligation of Purchaser, enforceable in accordance with its terms, except as such validity, binding nature and enforceability may be affected by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application relating to or affecting enforcement of creditor's rights. The Hariston Common Stock to be issued to Seller hereunder shall be, when issued in accordance herewith, duly authorized and validly issued, fully paid and nonassessable.

         (c) Consents. Purchaser has obtained all consents, authorizations, approvals, orders, registrations and qualifications from, and has made all filings with, any third party, including, without limitation, any public, governmental, administrative or regulatory authority, agency or body required on the part of Purchaser in connection with the execution, delivery or performance of this Agreement by Purchaser.

         (d) Finders. Purchaser has not employed or engaged any broker, finder or similar intermediary in connection with the transactions contemplated herein, and no such person is entitled, as a result of Purchaser's actions, to any fee or commission payable by Purchaser based upon the consummation of the transactions contemplated hereby.


5.       Additional Covenants of Seller and the Shareholders.

         Seller and the Shareholders further agree as follows:

         (a) Conduct of Business. Seller will operate and maintain its business and the Assets during the period prior to the Closing Date in the ordinary course, in substantially the same manner as heretofore operated and maintained, and will use its best efforts to preserve its existing business relationships with vendors, employees and others.

         (b) Indemnification. The Seller and the Shareholders shall indemnify, defend and hold harmless Purchaser against and in respect of any and all claims, demands, losses, liabilities, judgments, costs, expenses and obligations, including, without limitation, interest, penalties and reasonable attorneys's fees (collectively, "Purchaser Losses"), suffered or incurred by

Purchaser which arise, result from or relate to: (a) any breach of, or failure by the Seller or the Shareholders to fulfill or perform any of, their representations, warranties, covenants or agreements in this Agreement, or in any exhibit, schedule or other instrument furnished under this Agreement, (b) the operation or conduct of the Seller's business through the Closing Date or
(c) any of the liabilities or obligations of the Seller or the Shareholders which are not expressly assumed hereunder.

         (c)     Noncompetition.

                 (i) Noncompetition. Subject to Section 5.3.2 below, each of the Seller and the Shareholders covenant and agree that as a material consideration to Purchaser for Purchaser's agreements hereunder, the Seller and the Shareholders will not, for a period of three (3) years from and after the Closing Date, without the express prior written consent of Purchaser, recruit, hire, assist others in recruiting or hiring, discuss employment with or refer to others concerning employment, any person currently employed by the Seller who becomes an employee of Purchaser within one month after the Closing Date. The Seller and Shareholders further agree that for a period of three (3) years following the Closing Date, none of them, nor any of their affiliated corporations, businesses or entities, shall directly or indirectly engage in or have any financial or other interest in any person, firm, corporation, business or other entity that engages in, the development or sale of computer software or CD-Rom products. The foregoing restriction shall be effective throughout the United States, which constitutes the geographic area in which the business of the Seller has been carried on.

                 (ii) Termination of Noncompetition Agreement. It is presently intended that each of the Shareholders shall be employed by Purchaser or its affiliates following the Closing, pursuant to the employment contracts referred to in Section 6.2 below (providing for "at-will" employment). The parties agree that in the event any Shareholder voluntarily leaves the employ of the Purchaser or its affiliate within three (3) years from the Closing Date, or if his or her employment is terminated for "cause" (as defined below), then the agreements not to compete and related agreements set forth in Section
         5.3.1 above shall continue for the full three (3) year periods set forth therein, notwithstanding such termination of employment. In addition, in the event of a termination "for cause" or a voluntary termination of employment by a Shareholder, if the terminated Shareholder commences a business which involves the sale of software products which are not directly competitive with those presently produced by the Seller, the Shareholder will, before selling such products to any third party, provide the Purchaser or its affiliates with a right of first refusal to acquire such products on the same terms as are offered by the third party. In the event any Shareholder's employment is terminated by the Purchaser or its affiliates prior to three (3) years from the Closing Date without cause, the covenants set forth in
         Section 5.3.1 above shall terminate with respect to the terminated Shareholder (but not as to the other Shareholders) as of the date of termination of employment, and the Purchaser shall, notwithstanding the termination of employment, continue to pay salary to the terminated Shareholder until such time as the shares to be issued to the Seller under Section 2 above have been registered for resale under the Securities Act of 1933, as amended.

                 (iii) Definition of "for cause." For purposes of the above, termination shall be deemed "for cause" if:

                          (A) The Shareholder has been convicted of a felony or of any theft or embezzlement;

                          (B)     The Shareholder has violated the
                 noncompetition, nonsolicitation and related provisions of
                 Section 5.3.1 above;

                          (C) The Shareholder shall have failed to cure a material default in his or her performance of his or her duties under the Employment Agreement to be entered into with the Purchaser or its affiliate, as contemplated by Section 6.2 hereof, after the employer has given written notice of such default to the Shareholder, specifying the nature thereof, and providing the Shareholder with 30 days in which to cure the default.

                 (iv) Change in Management. The parties further agree that in the event there is a significant change of the senior management of the Purchaser prior to the end of the three (3) year period during which Section 5.3.1 is otherwise operative, the covenants set forth in such section shall terminate as of the date such significant change in senior management occurs.

         (d) Trade Secrets and Confidentiality. The Seller and the Shareholders further agree that at all times hereafter (including at all times after the Closing Date), neither of them will use for its own benefit or disclose, communicate or divulge to, or use for the direct or indirect benefit of any other person, firm, corporation, business or entity any confidential information regarding the design, sale, distribution or marketing of the Products, including but not limited to any information relating to the business, customers, trade practices, trade secrets or know-how associated with or relevant to the Products. The parties acknowledge that all of these items constitute trade secrets.

         (e) Assistance in Transition. From and after the date of this Agreement, including for a reasonable period after the Closing Date, the Seller and the Shareholders shall assist Purchaser in all reasonable ways in the transfer to and assumption by Purchaser of the business previously conducted by the Seller which is being acquired by Purchaser hereunder. The Seller will use its best efforts to ensure an orderly transition in transferring to the Purchaser the Seller's relationships with the Distributors, including, without limitation, preparing and distributing to the Distributors a mutually agreed notification of the sale, and including forwarding to Purchaser inquiries regarding the sale and/or distribution of the Products. The Seller and Shareholders will also notify all account debtors on the Receivables that all such Receivables are to be paid to Purchaser.

         (f) Employees. The Seller shall be responsible for all costs relating to the termination of employment of any of its employees, including, without limitation, severance pay and unpaid vacation in accordance with existing arrangements with such employees. The Purchaser shall, effective on the Closing Date, offer employment to those employees identified on Exhibit 5.6 hereof, on terms specified by the Purchaser in its sole and absolute discretion. The Seller shall maintain in effect its present health insurance policies covering such employees, until such employees are eligible for and have become covered by Purchaser's health insurance policies, provided that the Purchaser and/or the employees shall pay the cost of such insurance from and after the Closing Date.

         (g) Taxes. The Seller shall pay one half of the taxes, including, without limitation, sales and use taxes, resulting from the consummation of the transactions contemplated hereby.

         (h)     Prorations.   All charges, if any, that may be assessed by law
against the owner of the Assets, including without limitation personal property taxes, shall be prorated at the Closing Date, with the Seller and Shareholders paying and being responsible for all charges relating to the period ending on the Closing Date, and the Purchaser paying and being responsible for all such charges accruing after the Closing Date.

         (i) Mail; Bank Accounts. After the Closing, the Purchaser and the Seller shall jointly review all mail, payments, deliveries or other correspondence addressed to the Seller which relate to the Assets or the Products. Any of such mail, payments, deliveries or correspondence as relates to any of the Assets, any of the liabilities being assumed by Purchaser or the continuing business previously conducted by the Seller with respect to the Assets or the Products shall be forwarded to, retained by, and shall be the property of the Purchaser. To the extent any of such materials relate to any liabilities not being assumed by Purchaser hereunder, or to the corporate affairs of the Seller unrelated to the continuing business being acquired by Purchaser, it shall be retained by and shall be the property of the Seller.

         (j) Title to Assets. To the extent that any Shareholder holds legal title to any of the Assets, such Shareholder shall deliver such bills of sale and other instruments, and take such other actions, as are necessary to ensure that Purchaser receives at the Closing good and marketable title to such Assets, free of all liens, claims and encumbrances.

         (k)     Reorganization Covenants.         Seller represents that it
has adopted a Plan of Reorganization in compliance with the provisions of
Section 368 of the Internal Revenue Code (the "Code"). Seller represents that it will take all corporate action necessary on its part to cause the transactions contemplated hereby to constitute a reorganization under Section 368(a)(1)(C) of the Code and represents that it will be liquidated as required by Section 368(a)(2)(G)(i) of the Code. Seller agrees to liquidate its assets in accordance with such section, and further agrees that following the closing of the transactions contemplated hereby, it will not engage in the active conduct of a trade or business except to the extent necessary to wind up its affairs. Seller agrees to file, as required by law, all necessary documents with its next and final income tax returns to report the transactions contemplated hereby as a tax free reorganization under Section 368(a)(1)(C), unless advised by legal counsel or its certified public accountants that such reporting is improper.


6.       Purchaser's Covenants.

         (a) Indemnification. Subject to the limitations set forth below, Purchaser hereby covenants and agrees with the Seller, that Purchaser shall indemnify, defend and hold harmless the Seller against and in respect of any and all claims, demands, losses, liabilities, costs, expenses and obligations, including, without limitation, interest, penalties and reasonable attorneys' fees (collectively, "Seller Losses") suffered or incurred by the Seller which arise, result from or relate to any breach of or failure of Purchaser to fulfill or perform any of its representations, warranties, covenants or agreements in this Agreement, or in any exhibit or other instrument furnished or to be furnished under this Agreement.

         (b) Employment Contracts. Effective at the Closing, Purchaser will agree to employ each of the Shareholders pursuant to an "at will" employment agreement (permitting termination by either party at any time without cause) which will provide for minimum salary of $60,000 for the first year, $66,000 for the second year, and $72,000 for the third year. Each of the Shareholders shall also be entitled to participate in a stock option plan to be established by CD-Soft Corporation, an affiliate of the Purchaser.

         (c) Taxes. The Purchaser shall pay one half of the taxes, including, without limitation, sales and use taxes, resulting from the consummation of the transactions contemplated hereby.

         (d)     Registration Provisions.

                 (i) Registration. Hariston will use its best efforts to register on Form F-3 or S-3 under the Securities Act of 1933, as amended (the "Securities Act"), within nine months after the Closing, the shares of Hariston Common Stock to be issued to Seller pursuant to Section 2.1.2 through 2.1.4 above, pursuant to such Form F-3 or S-3. Concurrently with the filing of such Registration Statement, Hariston shall file such applications as are necessary to qualify the sale of the Hariston Common Stock in up to five (5) states under applicable "blue sky" or state securities laws.

                 (ii) Piggyback Registration. In the event the Hariston Common Stock is not registered under the Securities Act pursuant to
         Section 6.4.1 above, Hariston shall, at such time during the two year period following the Closing (the "Registration Period") as it determines to file a Registration Statement under the Securities Act (other than a Registration Statement on Form S-4, F-4 or covering solely an employee benefit plan), promptly give notice of such determination to Seller. Upon the written request of Seller given within twenty (20) days after receipt of such notice from Hariston, Hariston agrees to cause all of the Hariston Common Stock to be included in such Registration Statement and registered under the Securities Act, all to the extent necessary to permit the sale or other disposition by Seller of the Hariston Common Stock to be so
         registered.   If the registration of which Hariston gives written
         notice pursuant to Section 6.4.2 is for a public offering involving an underwriting, Hariston agrees to so notify Seller as a part of its written notice. In such event, the right of Seller to registration pursuant this Section 6.4.2 shall be conditioned upon Seller's participation in such underwriting and the inclusion of Seller's registrable securities in the underwriting to the extent provided herein, and to Seller's agreement to enter into an underwriting agreement in customary form. Notwithstanding any other provision hereof, if the managing underwriter of an underwritten distribution advises Hariston and Seller in writing that in its good faith judgment the number of shares of Hariston Common Stock and other securities requested to be registered exceeds the number of shares which can be sold in such offering, then the number of shares of the Hariston Common Stock owned by Seller to be included in the offering shall be reduced to that number of shares which in the good faith judgment of the managing underwriter can be sold in such offering. All Hariston Common Stock held by Seller which is excluded from such offering pursuant to such provision shall be entitled to registration under
         Section 6.4.2, in the event of a subsequent registration by Hariston within the Registration Period.


7.       Conditions to Closing.

         (a) Conditions to Obligations of Purchaser. The obligation of Purchaser to purchase and pay for the Assets and to assume the Assumed Agreements shall be subject to and conditioned upon the satisfaction at the Closing of each of the following conditions (any of which may be waived in the sole and absolute discretion of the Purchaser):

                 (i) Compliance with Agreement. The Seller and the Shareholders shall have complied with all agreements and covenants contained herein which are to be performed prior to the Closing Date.

                 (ii) Successor Liability Statutes. The Seller shall have complied with all "bulk sale" and other successor liability statutes, and shall have obtained all tax clearance and similar certificates available thereunder, to the extent that the noncompliance therewith would subject either the Purchaser or the Assets to the claims of any creditors of the Seller or would subject any of the Assets to any security interests, restrictions, encumbrances or liens not specifically consented to by Purchaser, and Purchaser shall have received satisfactory evidence of such compliance.

                 (iii) Consents. The Seller shall have received, and shall be prepared to deliver to the Purchaser, at the Closing, all consents required from any third party with respect to the transfer of the Assets, the assumption of and assignment to the Assumed Agreements by Purchaser, and the consummation of the transactions set forth herein.

                 (iv)     Employee Agreements.  The employees identified on
         Exhibit 5.6 hereto shall have entered into employment arrangements with the Purchaser, which shall be mutually satisfactory to the Purchaser and such employees.

                 (v) Representations and Warranties. All of the representations and warranties of the Seller and the Shareholders made herein shall be true, accurate and correct in all material respects at the Closing Date, and the Seller shall have delivered a certificate to such effect, as contemplated by Section 2.4.6 above.

                 (vi) Absence of Material Adverse Changes. There shall have been no material adverse change, since November 30, 1995, in the Seller's business or in the Assets.

                 (vii) Additional Instruments. The Shareholders and Seller shall have delivered to the Purchaser such agreements and instruments, in recordable and/or fileable form, as are necessary for the purpose of reflecting on the records of any applicable governmental agency the transfer of those registered copyrights and trademarks which are included in the Assets. Such agreements and instruments shall be in form and substance reasonable satisfactory to Purchaser.

         (b) Seller's Conditions of Closing. The obligation of the Seller to sell the Assets and to assign the Assumed Agreements shall be subject to and conditioned upon the satisfaction at the Closing Date of each of the following conditions (any of which may be waived in the sole and absolute discretion of the Seller):

                 (i) Representations and Warranties. The representations and warranties of the Purchaser made herein shall be true and correct in all material respects as of the Closing Date, and the Seller shall have received a certificate to such effect as set forth in Section
         2.3.5 above.

                 (ii) Compliance with Agreement. The Purchaser shall have complied with all obligations set forth herein to be performed prior to the Closing Date.


8.       Miscellaneous.

         (a) Survival of Warranties. All agreements, representations and warranties of the parties made herein (including the exhibits attached hereto) shall survive the execution and delivery of this Agreement and the Closing, subject to any limitation with respect thereto set forth herein.

         (b) Modification. This Agreement may not be amended, waived or modified except in writing executed by the parties hereto.

         (c) Notices. Except as otherwise expressly provided herein, any notice required or permitted to be given shall be in writing and may be personally served or sent by United States mail and shall be deemed to have been given when personally served three (3) business days after having been deposited in the United States mail, registered mail, return receipt requested, with postage prepaid and properly addressed. For the purposes hereof, the addresses of the parties hereto (until notice of a change thereof is served as provided in this Section 8.3) shall be as follows:

         To the Seller
         or Shareholders:                  High Text Publications, Inc.
                                           ----------------------------
                                           ____________________________
                                           Attn:  President

         Purchaser:                        CD-Soft Press Corporation
                                           611 Anton Blvd, Suite 1270
                                           Costa Mesa, California 92626
                                           Attn:  President


         (d) Severability. Any provision of this Agreement which is deemed to be invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.

         (e) Applicable Law. This Agreement and the rights and obligations of the parties hereto shall be governed by the laws of the State of California.

         (f) Assignability. This Agreement may not be assigned by either party hereto. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

         (g) Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

         (h) Headings. The various headings used in this Agreement are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement or any provision hereof.

         (i) Further Assurances. Subsequent to this date, each of the parties hereto shall, without charge to the other, take such additional actions and execute, deliver and file such additional instruments as may be reasonably required to give effect to the transactions contemplated hereby.

         (j) Attorneys' Fees in Event of Dispute. If any legal action or any arbitration or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys' fees and other reasonable costs incurred in that action or proceeding, in addition to any other relief to which she, he, it or they may be entitled.

         (k) Waivers. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

         (l) Defense of Claims. In the event that a claim, demand or assessment is made or threatened against a party to this Agreement (for purposes of this Section 8.13, the "Indemnitee") which the Indemnitee believes is subject to indemnification by the other party (the "Indemnitor"), the Indemnitee shall promptly notify the Indemnitor of such claim, demand or assessment and shall provide the Indemnitor with a reasonable opportunity to defend the same at the Indemnitor's own expense and with mutually acceptable counsel; provided that the Indemnitee shall at all times also have the right to fully participate in the defense of such claim, demand or assessment at its own expense. If the Indemnitor shall, within a reasonable time after receipt of notice, fail to defend the threatened claim, demand or assessment, Indemnitee shall have the right, but not the obligation, to undertake the defense of, and to compromise and settle the claim, demand or assessment; provided, however, that Indemnitee shall not compromise or settle any such claim, demand or assessment without the prior written consent of Indemnitor, which consent shall not be unreasonably withheld. If the claim is one that cannot by its nature be defended solely by Indemnitee, Indemnitor shall make available all information and assistance that Indemnitee may reasonably request in connection with such defense.
                            ______________________

                    [remainder of page intentionally blank]

         IN WITNESS WHEREOF, the parties hereto have executed and entered into this Agreement on the date first above written.

         "Purchaser":                  CD-SOFT PRESS CORPORATION,
                                       a California corporation


                                       By: /s/ J. V. McGOODWIN
                                           --------------------------
                                           J. V. McGoodwin,
                                           President and Chief
                                           Executive Officer


         "Seller":                      HIGH TEXT PUBLICATIONS, INC.,
                                        a California corporation


                                        By: /s/ CAROL LEWIS
                                            -------------------------

         "The Shareholders":            /s/ CAROL LEWIS
                                        -----------------------------
                                        CAROL LEWIS

                                        /s/ JACK LEWIS
                                        -----------------------------
                                        JACK LEWIS

                                        /s/ HARRY HELMS
                                        -----------------------------
                                        HARRY HELMS

                                LIST OF EXHIBITS


     EXHIBIT NUMBER             DESCRIPTION
     --------------             -----------
         1                      Assets

         1.1                    Excluded Assets

         1.1.2                  Contract Rights

         1.2.1                  Current Liabilities

         2.1.5                  Allocation of Purchase Price

         3.3.1                  Location of Assets

         3.3.2                  Receivables

         3.3.3                  List of Distributors

         3.3.4                  Patents, Trademarks, Permits and Licenses

         3.3.5                  Full-time Employees, Employee Benefit Plans and Terms of Employment

         3.6                    Material Contracts

         3.10                   Consents

         3.12                   List of Insurance Policies

         5.6                    Employees to be Hired by Purchaser